Exhibit 99.2
Big Lots
Q4 2023 Edited Earnings Call
March 7, 2024

Presenters
Bruce Thorn, President, CEO
Jonathan Ramsden, EVP and Chief Financial Officer
Alvin Concepcion, Vice President of Investor Relations

Q&A Participants
Brad Thomas - Keybanc Capital Markets
Joe Feldman - Telsey Advisory Group
Scott Stringer - Wolf Research

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots Fourth Quarter Conference Call. Currently, all lines are in a listen-only mode. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

The fourth quarter earnings release, presentation, and financial information is available at Biglots.com/corporate/investors.

A question-and-answer session will follow the prepared remarks.

I will now turn the call over to Bruce.

Bruce Thorn
Good morning everyone and thank you for joining us. I’m pleased to report another quarter of sequential improvement in comps and gross margin rate, while continuing to take out costs. For the third quarter in a row, we did what we said we would do, and despite a challenging

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macroeconomic environment and well documented weather challenges in January, we finished the year in a much better place than where we started. That said, there’s a lot of work to do in 2024, and we are moving aggressively to accelerate our transformation, return to positive comparable sales, and continue to improve our gross margin rate over the course of the year.

Now on to the fourth quarter results and outlook. Overall, we made significant progress on the five key actions that underlie our strategy, which drove our improved operating results. We are confident that continued progress on the five key actions will pave the way for a much improved gross margin in 2024. As a reminder, these five actions are to own bargains, to communicate unmistakable value, to increase store relevance, to win customers for life with our omnichannel efforts, and to drive productivity.

There are three key messages I want to convey this morning:

1.First, progress on our five key actions enabled us to deliver adjusted operating profit growth in Q4, marking the first quarter of adjusted operating profit in two years. We also delivered on our key guidance metrics. Comp sales improved sequentially versus Q3, and within the quarter, with January better than November and December despite the weather challenges in the month. We also had significant year-over-year improvement in the gross margin rate, along with adjusted SG&A well below last year, particularly after taking into account the extra week in the quarter. These results were driven by a combination of a higher penetration of bargains, more newness in our assortment, freight reductions, ongoing cost reduction and productivity efforts, more effective promotions, and a more normalized level of markdowns.
2.Second, we expect quarterly year over year gross margin improvements to continue in 2024, and see a path to positive comparable sales as the year progresses. These improvements will be driven by our five key actions which will continue to gain momentum, and will enter their next phase. This includes realizing most of the $200 million+ of bottom-line opportunities through Project Springboard. We also expect to significantly grow our bargains penetration to 75% of our sales, and within that, have an expanded assortment of extreme bargains. These extreme bargains create a more exciting treasure hunt experience, which will keep our customers coming back to our stores and help drive comparable sales growth. To grow our assortment of extreme bargains, we have been resourcing the business with the right talent and infrastructure needed to accelerate our extreme value sourcing efforts. We’re starting to gain customer traction through our extreme bargain offers and have already amassed a steady build of deal flow in our new extreme value pipeline. By leaning in further on our heritage of providing unmistakable value to customers, we will solidify our position as America’s Discount Home Store.

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3.Third, our efforts to aggressively manage costs, inventory, and capital expenditures, as well as monetize owned assets, have enabled us to maintain liquidity through a challenging period. We took out over $140 million of SG&A during the year, cut capex by almost 60% year over year, reduced inventory by nearly $200 million, and monetized assets worth over $300 million. Our net liquidity at the end of the fourth quarter was $254 million, and we generated significant free cash flow in the fourth quarter, enabling us to reduce our ABL balance. As we look into 2024, we continue to evaluate additional financing options as a normal part of prudently managing our business.

While near-term conditions may remain challenging, we look forward to returning the company to health and prosperity, and believe we are taking the right actions to do that.
I’d like now to circle back to highlight some of the recent progress we’ve made on the five key actions, which will continue to drive momentum in our business.

As it relates to our first key action, owning bargains:

•Our mix of bargains, which are closeout items, opportunistic buys, and other sourced products where we believe we have a significant comparable price advantage, was nearly 60% of sales in Q4, far exceeding our goal of over 1/3 by the end of the year. We achieved this by procuring products from over-inventoried and distressed retailers and vendors, and through new factory direct sourcing partners domestically and overseas.

•Our next phase is to grow bargains to 75% of our sales, and within that, have an expanded assortment of extreme bargains.

•We’re early in our journey on offering more extreme bargains, but we’ve already had strong sell-through on some of our food offerings such as in coffee and cereal, as well as in hair care, bedding, laundry and cookware. We are pushing hard on sourcing more extreme bargains across our categories. For example, we have recently procured a large, branded consumables closeout which hit our stores in late January. We have made buys from several branded furniture and home furnishings manufacturers as well, which will add more newness and excitement at exceptional prices.

•Our extreme value sourcing team is working in concert with the entire merchandising team integrating new extreme value procurement channels, allowing us to source fresh deals more directly, while minimizing our use of intermediaries. In fact, we recently purchased the full inventory of Hearthsong toys, valued at more than $22 million, through a foreclosure sale without the use of an intermediary. For the first time, our stores will carry Hearthsong’s collection of high quality toys, which we’ll offer at extreme bargain prices ranging from 50-70% less than original retail. This acquisition has been instrumental in accelerating the extreme value sourcing and cross-organizational execution process for scale. As we continue to build out our extreme value sourcing

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team, institutionalize new processes, and flex our open to buy, we are quickly expanding our relationship with vendors, both new and existing, and reclaiming our seat at the extreme value table. We are also seeing a steady build of deal flow in our new extreme value pipeline.

As it relates to our second key action, communicating unmistakable value, our recent marketing efforts continue to show promise:

•Customers are recognizing more each day the value of the bargains we offer. As a result of our emphasis on comparable value for our bargains offers, the increased penetration of bargains in our end caps and the drive aisle, and successful campaigns such as Black Friday is Every Friday, Your Deal Your Day, and a Friends and Family event, our net customer value perception score improved nearly 11% year over year in Q4.

•To accelerate our efforts to drive traffic and improve our price perception, we launched a campaign in February called “Bargains to Brag About,” which is designed to reclaim our bargain heritage and emphasizes our best values in furniture, décor, and pantry items through exciting new creative across channels.

•We are leveraging new promotional tools and processes we implemented last year to help us eliminate non-productive promotions, and target our promotional spend where we will see the greatest return, and we expect to continue to accelerate this progress into 2024.

As it relates to our third key action, we continue to focus on increasing store relevance:

•Our ongoing efforts to flex our assortment to capture customer demand are showing encouraging results. As a reminder, we’ve been flexing our assortment by increasing inventory in top performing categories and stores, as well as taking inventory out of bottom performing categories and stores, creating white space opportunities, such as in pet, and optimizing our space with more productive SKUs, particularly in food and consumables.

•It also means introducing more bargains, newness, and trend-right product in our assortment, across all categories. We have been focused on less depth and more breadth in our assortment, so our customers will have to act more quickly and shop more frequently to get these great value products while they’re out there. New products as a share of total SKUs were up year over year in Q4. This is helping, as newness at a great bargain helped drive improvement in our furniture business. As we

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look forward, 70% of our lawn and garden assortment is new items. We have been testing expanded decorative storage and bath accessories. And we’ve already locked in great deals for Christmas, with 75% of those items being new.

•Improvement in store execution is also critical to increasing our relevance and there are still many opportunities to retain customers and drive more frequency through our five key actions. Through the leadership of Kristen Cox, our Chief Stores Officer who joined in December, we’ve identified ways to continue to evolve our store base to better showcase our value instore and online, make it easy for our customers to research and shop the products they want, and inspire customers to browse and buy with better visual merchandising such as building furniture vignettes to showcase the full room, and creating flexibility in aisles and endcaps for promotions and fresh products. We’re focused on establishing more consistency in the look and feel of stores, improving store productivity, attracting top talent, and keeping the team inspired in order to make the store experience better for our customers.

As it relates to our fourth key action, we have been improving the customer experience, to help us win customers for life with our omnichannel efforts:

•Our goal is to win customers for life, by attracting them, retaining them, and growing their shopping frequency with us. Our omnichannel platform is a crucial enabler of this, and it differentiates us from our off-price peers. We are constantly looking at customer feedback and finding ways to address areas of improvement.

•In particular, we are focused on improving sales productivity and improving the profitability of the eCommerce channel. We continue to enhance our platform, with special attention to our big-ticket furniture and seasonal products to influence her home shopping journey more positively. In the coming quarters, our customers will be able to browse more of our products online, and our store associates will be armed with new tools to help customers place in-store orders for a more seamless endless aisle experience.
•In Q4, we were excited to launch our first mobile app for customers, allowing them to get their everyday products more quickly and easily. We extended our reach through the addition of UberEats to our suite of marketplace partners during the holiday season. New capabilities and partnerships are helping us engage new and younger customers with our brand.

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These four actions will be important traffic drivers in the future. The fifth key action is to drive productivity through structural cost reductions, inventory turns, and capex efficiency.

As I mentioned, we’re well on track with these efforts and Jonathan will speak more about what we are doing to drive productivity in a few minutes.

So to sum it up, our five key actions are gaining momentum and have enabled us to again sequentially improve results in the fourth quarter. We are excited to return to comp sales growth as 2024 progresses, driven by continued progress on these key actions, and to significantly improve our gross margin in every quarter versus last year.

I now will make a few comments on specific category performance in the quarter. Seasonal comps modestly improved relative to Q3 on a year-over-year basis, aided by solid sales of Christmas items and extreme bargain features. A sequentially improved sell through rate aided by our efforts to flex assortment, combined with a material reduction in promotional activity versus last year in Seasonal, gave a major boost to our overall gross margin rate.

Our Furniture and Soft Home categories improved sequentially relative to Q3 on a year-over-year basis. In furniture, we saw a significant improvement in Q4 comps, which is a good sign about our comeback in that category. Upholstery performed well with low double-digit comp sales growth, driven by better in-stocks and newness in Broyhill items, as well as lapping the impact from the abrupt closure of what was previously our largest furniture supplier, which created significant headwinds for us beginning in Q4 last year. The improvement in furniture provided a positive halo effect on soft home sales, along with value offerings and new assortments in areas such as accents, décor, and modern styles.

Hard Home had a modest deceleration relative to Q3 on a year-over-year basis due to gaps in our inventory assortment and too few bargain offerings. We have since brought in a new lead for the hard home department with off-price experience to make us more competitive in this category by bringing in more bargains and improving our inventory. Therefore, we expect comp sales to improve in the category as 2024 progresses.

In Food and Consumables, comps modestly improved sequentially relative to Q3 on a year-over-year basis. We are focused on accelerating the penetration of extreme bargains, particularly in the food category, which should drive more significant improvements going forward. For the quarter, Pet was again a standout performer, with positive comp growth, aided by the expansion of our assortment in the Fall.

Before handing over to Jonathan, I‘d like to take a moment to once again thank our associates for working hard to improve customer satisfaction this year, despite all the challenges. I’d also like to thank our vendors for their incredible partnership on our journey to bring more exciting products at great bargains for our customers, and we look forward to seeing them at our vendor summit in July.

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2024 won’t be without its own challenges. There will be uncertainties with an election year, fluctuations in interest rates, and potential for supply chain disruptions such as the Red Sea. That said, we will focus on what we can control and continue to manage the business appropriately. I’m confident that we have the right team in place to accelerate the turnaround in our business in 2024.

I will now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden

Good morning everyone. I would like to once again thank the entire team here at Big Lots for their efforts throughout 2023 which, despite challenges, was a year in which we made significant underlying progress.

For the fourth quarter, as Bruce noted, we were pleased to once again deliver what we said we would. We are confident that the five key actions and the excellent progress we are making on Project Springboard will continue this forward momentum in 2024. We expect quarterly year-over-year improvements to continue through the year, with a path to positive comps as the year progresses, and significant gross margin rate improvement in every quarter versus last year.

I will now provide some more detail on our Q4 results, which I will discuss on an adjusted basis, excluding distribution center closure costs, impairment charges, gains on the sale of real estate and related expenses, fees related to Project Springboard, and an income tax benefit related to the valuation allowance recorded earlier in 2023.

A fourth quarter summary can be found on page 9 of our Quarterly Results presentation.

As expected, comp sales trends improved sequentially relative to the third quarter, driven by more favorable comparisons and improvements in our furniture and soft home businesses.

Q4 net sales were $1.43 billion, a 7.2% decrease compared to $1.54 billion a year ago, driven by a comparable sales decrease of 8.6%, which was in line with our guidance range in spite of the weather challenges in January. We posted a sequential improvement in comp sales in January relative to November and December due in part to momentum in our furniture and soft home business, as well as easier prior year comparisons as we lapped the adverse impact from product shortages due to the closure of United Furniture, which primarily affected January in the fourth quarter of last year. The impact of the 53rd week benefitted our Q4 sales by approximately $67 million and contributed approximately 430 basis points to our sales growth. This was offset by a net reduction in store count, which had an unfavorable impact of approximately 290 basis points.

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Our fourth quarter adjusted net loss was $8.3 million, resulting in an adjusted diluted loss per share for the quarter of $0.28.

The gross margin rate for the quarter was 38.0%, up 170 basis points to last year, and in line with our guidance, with the improvement versus last year driven primarily by a reduced level of markdowns, particularly in Seasonal items, and lower freight costs.

Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $543.4 million, down 3.5% versus $563.2 million last year, in line with our guidance of down low single digits. SG&A included rent of approximately $8 million resulting from our recent sale leaseback, which also had the effect of reducing depreciation expense by around $1 million. SG&A also included additional expenses for the 53rd week. Adjusting for these impacts, underlying SG&A was down high-single-digits. Our strong performance on expenses was driven across multiple line items, and included initial benefits from Project Springboard.

Adjusted operating margin for the quarter was slightly positive. Interest expense for the quarter was $10.8 million, up from $7.4 million in the fourth quarter last year due to higher average amounts drawn on our credit facility and higher interest rates year-over-year.

Adjusted income tax for the quarter was a benefit of $1.5 million. The tax benefit in the fourth quarter was primarily the result of the release of tax reserves due to expirations of statutes of limitation. Recall that in the second quarter, we recorded a valuation allowance against deferred tax assets, resulting from the company being in a three-year cumulative loss position at the end of the quarter. As a result, going forward, we are not able to record a tax benefit related to loss carryforwards until we are in a three-year cumulative income position.

Total ending inventory at cost was down 17.0% to last year at $953.3 million, versus our down mid-teens guidance, and driven by lower on-hand units and lower in-transit inventory.

During the fourth quarter, we opened 3 new stores and closed 39 stores. The openings were all projects we committed to some time back. We ended Q4 with 1,392 stores and total selling square footage of 32.3 million.

Capex for the quarter was $18 million, compared to $32 million last year, resulting in approximately $63 million for the full year versus our guidance of $75 million, and down almost 60% from last year. Depreciation expense in the quarter was $34.1 million, down from $43.4 million last year.

We ended the fourth quarter with $46.4 million of Cash and Cash Equivalents, similar to the third quarter. At the end of the fourth quarter, we had $406.3 million of long-term debt, a reduction from $533.0 million in the third quarter.

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On a full year basis, we had sales of $4.7 billion, which was down 13.5% on a comparable basis to 2022, with 140 basis points of growth driven by the 53rd week, offset by a negative impact of 150 basis points due to net store closures. Our full year adjusted operating loss of 7.3% was down 350 basis points to last year. Adjusted operating loss of $342.7 million compared to a 2022 adjusted operating loss of $210.0 million although, as noted, we achieved an adjusted operating profit and year over year improvement in Q4.

Turning to the outlook, we continue to expect sequential comp sales improvement in the first quarter into the negative mid-single-digit range, as our five key actions continue to gain traction, and as we lap more favorable comparisons.

With regard to gross margin, we expect our first quarter gross margin rate to improve year-over-year and to be up between 200 to 250 basis points, sequentially well ahead of the 170 basis point year-over-year improvement in Q4, and driven by reduced markdown activity, lower freight costs, and cost reduction and productivity initiatives.

For Q1, we expect SG&A dollars to be down low-single digits versus 2023. This includes approximately $8 million of rent expense related to the sale/leaseback, which will be partially offset by lower depreciation of around $1 million.

We expect interest expense to be approximately $13 million in Q1.

With regard to capex, we expect 2024 to be in line with or somewhat below 2023, with necessary IT investments offsetting lower store openings.

We continue to expect four store openings in 2024, all of which will be in the third quarter. Three of these projects were originally slated for 2023, and one is due to a relocation of a store where we are losing our lease. In general, all new store commitments remain on hold until our business situation improves. We expect full year depreciation of around $136 million, including approximately $34 million in Q1.

We expect a share count of approximately 29.4 million for Q1.

We expect Q1 total inventory to be down low teens, representing a very favorable turn improvement as we continue our aggressive approach to managing inventory levels. About half of the inventory decline will be driven by lower average unit costs.

Again, all of our commentary on Q1 excludes the potential impact of impairment charges and other items, including distribution center closure costs, gains on the sale of real estate and related expenses, and consulting fees related to Project Springboard.

I’d now like to spend a few moments to provide more details on our cost reduction and productivity efforts.

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In 2023, we delivered over $140 million of SG&A savings, including initial benefits from Project Springboard, coming in well above target. Overall, we are progressing in line with plan on Project Springboard, and delivered $35 million in savings across gross margin and SG&A in the back half of 2023, above our initial estimate. We are targeting an incremental benefit of around $140 million in 2024 and further benefits in 2025 that will take us to, and hopefully beyond, our overall goal of at least $200 million of cumulative benefits. As a reminder, in total, we expect approximately 40% of Project Springboard benefits to come from COGS reduction, approximately 40% from other gross margin-driving initiatives, and approximately 20% from SG&A.

Turning to liquidity, we ended the quarter with $254 million of net liquidity, similar to Q3. As Bruce mentioned, we continue to evaluate further actions to bolster our liquidity as we navigate through what remains a challenging environment. We have the ability to monetize up to $200 million of remaining owned assets, either through using them as collateral for additional financing, or through outright sales in the case of certain assets.

Turning back to our overall outlook, we believe we are in a strong position to return the company to comp sales growth and significantly improve profitability over the course of the year as we continue to execute on our five key actions. We expect to continue to make progress in turning around our business, lowering our costs, managing capital, and once again finishing the year in a much better place than where we started.

I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. If we cut through all the noise in the market right now, one thing is clear. Our momentum continues to improve, and we once again delivered despite a challenging consumer environment. The key drivers of our improvement have been and will continue to be the five key actions, which will enable us to return to growth and profitability. And until then, we will continue to focus on strengthening our balance sheet to allow us to weather the current macroeconomic challenges.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator
Thank you. My apologies. We will now be conducting your question and answer session. If you'd like to be placed into the question queue, please press “*” “1” on your telephone keypad and a confirmation tone indicate that your line is in the question queue. You may press “*” “2” if you'd like to remove your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing “*” “1.” Once again to be placed into the

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question queue, please press “*” “1” at this time. One moment, please while we poll for questions. Thank you. And our first question today comes from the line of Brad Thomas with Keybanc Capital Markets. Please proceed with your question.

Brad Thomas
Good morning. Thanks for taking my question. I want to kick off with just a couple of questions on the outlook for sales. Bruce, you touched on this a good deal on your prepared remarks. But as we think about the quarters ahead here, I was hoping you could talk a little bit more about the categories that you're the most optimistic about in helping you drive improvements in the results.

Bruce Thorn
We expect quarterly year over year improvements to continue driven by our five points forward, which are again to own bargains, to communicate unmistakable value, increase our store relevance, winning customers for life through omnichannel, and driving our productivity.

I think the first and foremost is the season we're in right now, our lawn and garden seasonal. We've done a nice job bringing newness to that category. 70% of the product that we've got going in there right now is new. It's priced right. Great bargain. It's always done well. We believe it's a good trade down opportunity. I think our lawn and garden patio sets are the best out there at great value.

I also think having our furniture back in stock with Broyhill and Real Living is a key aspect of our growth going into 2024. We're seeing a Broyhill sectional sofa priced at $1,400 is one of our key items that's selling right now, one of our top items that’s selling right now, which is really exciting for us. And what's interesting about the growth of Broyhill and getting that furniture back in line is that 16% of Broyhill customers are actually new to file and 49% of them return for a second purchase. So we're excited about that.

I'm also excited about the new products we have in Soft Home, Hard Home. Hard Home in Q4 was a little bit depressed from Q3. We've got a new leader in that area. She comes from the off-price world. I'm excited about the new products she's bringing in, all the bargains, extreme bargains coming into that area and Soft Home is already starting to perform better and gives the halo effect as furniture continues to build.

And then in terms of the everyday essentials, food and consumables, we're getting a nice penetration of bargains and extreme bargains in those areas, which is exactly what our customers need in this tough economic environment. So as we go through Q1, 2, and 3 and 4, we’ll grow that penetration, which is going to give our customers more reason to visit us more frequently.

So I'm excited about the work the merchandising team’s doing. I'm excited about our extreme bargain, extreme value team growing. They're meeting with the merchants, growing every day. Our pipeline of bargains, extreme bargains is growing every day. In fact, that pipeline for Q1 already has over $100 million of original retail value that we'll be bringing to our customers. So

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I'm excited about what the team has in store, and the way that we are communicating it with our Bargains to Brag About as exciting and the test results show very well. I think that's just going to build. That campaign is going to get it out to the customers.

Jonathan Ramsden
Hey, Brad. I would just add, and we've referenced this in prior calls, but if you look at our furniture business, where we ended 2024 is down roughly 25% to just 2019. And the units are actually down more because the AURs are up relative to 2019. So we don't know exactly when that's all going to turn around, but we do think that's going to become a major tailwind for us over time as that furniture business picks back up driven by interest rates coming down and more people moving and so on. We do think that's a big opportunity.

Bruce Thorn
And in 2019, we didn't even have Broyhill.

Brad Thomas
That's all very helpful. Thank you. And as a follow up to that, and Jonathan, you just touched on this, I was hoping we could talk about ticket and traffic and what you've been seeing and how you expect that to evolve as drivers in 2024. And then, maybe specifically as it relates to that, how if at all, are you seeing you know, some of the deflation starting to come up in some categories, influence tickets? Thanks.

Jonathan Ramsden
Yeah. Hey, Brad. Yeah, so traffic was the primary driver of comp trend evolution during 2023. The traffic comps and the overall comps were pretty strongly correlated. You know, we do anticipate continued sequential improvement traffic trends along with our overall comp trends through 2024. And we expect that it's going to be driven by extreme bargains and all the other initiatives that Bruce just enumerated, including the vocal marketing about our unmistakable value. So yeah, we do foresee traffic continuing to improve through 2024.

Brad Thomas
Great. And is there anything notable from inflation deflation happening within the mix right now? I know it may be hard, because you're changing out what you're selling, hard to tell exactly what's happening like for like. But what are you seeing from that perspective?

Jonathan Ramsden
Yeah, Brad, there's always a lot of mix impacts, which make our overall AUR a little hard to read. What I think is happening importantly in our business is we're getting AUCs down significantly, which gives us more flexibility on AURs. So we're starting to see AUCs run significantly negative year over year in the first quarter. And we expect that to continue through the year as we leverage the Project Springboard benefits and, in fact, accelerate those benefits.

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So that gives us more latitude around AUR, but there's a lot of mix effects and having more extreme bargains and closeouts in there also create some noise around how to interpret any pure year over year change in AUR. But I think the important point, again, is that we're getting AUCs down on a year over year basis.

Bruce Thorn
I'd also add that, you know, on the core home categories and furniture, we are able to restore the opening price points and maintain those, augmenting it with extreme bargains and bargains and the opening price points are getting good sell through.

Brad Thomas
All very helpful. Thank you so much.

Bruce Thorn
Thanks, Brad.

Operator
Thank you. If you'd like to ask a question at this time, please press “*” “1” from your telephone keypad. Our next question will be coming from the line of Joe Feldman with Telsey Advisory Group. Please proceed with your questions.

Joe Feldman
Great. Good morning, guys. Thanks for taking the questions. Can we talk a little bit more about the cadence of the year? It seems like you're entering this year a little bit better, as you described. And when you talk about getting kind of back to flat, like should we think about that more--or even positive, I should say, positive comp. Is that fourth quarter? Is it earlier in the year? Like, what would the slope of the year look like? And maybe you could share some puts and takes related to that.

Jonathan Ramsden
Yeah. Hey, Joe. I’ll take took a first pass of that, and then Bruce may want to add some comments. Yeah, we expect continued sequential improvement in comps through the year. And as we've said in our prepared remarks, we expect to turn positive during the year. We're not calling when that will be. But we're obviously shooting to get there as quickly as we can.

The year over year improvements are, again, driven by all the things that Bruce just referenced, including extreme bargains being a driver, Project Springboard helps us on the top line. We've got some United Furniture benefit that we're getting in the early part of the year. And then all the other initiatives around the five points are what we see helping. And then, eventually, we expect to get some help from the from the macro, but we're not counting on a significant change in the in the macro backdrop in 2024.

Bruce Thorn

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I'd add that, you know, when you think about ‘23, we set a goal for extract for bargains to be 33% of our assortment, we exceeded that, came into the year with 60%. That's going to grow to over 75% in 2024. We think as that grows through the year, with a subset of that being extreme bargains, which are priced significantly below the price leaders out there, that's going to add to it.

And we just launched this Bargains to Brag About campaign, which helps us now that we've worked so hard in sourcing the product, we've got to get the word back out there that we're back in the bargain business, off price business and owning the trips of furniture, décor, and pantry that we're able to own. So I think that's going to build over time. The content was important to get right first, and now the marketing, the messaging is key. So that'll build.

Joe Feldman
Thank you guys for that. And actually, Bruce, on that front, that was the other part of the question I wanted to ask. Can you define a little more, like, my understanding is the bargains is 20 to 25% less on everyday items, and then--or everyday prices. And then extreme is 50% lesser or more than 50%. And I guess, if that's the case, I guess I kind of always thought you guys were always 20 to 25% less than most of your products. So maybe you can help us to rethink how you're defining bargains versus what previously was happening.

Bruce Thorn
It's a good question, Joe. I think the best way to look at this is that a typical bargain is going to be priced significantly below most retailers. And it depends really on the category where you're competing, and what the customer sees as a bargain. And in some cases, it can be 20%. In some cases that can be 10% if you're talking about food and consumables and tighter differentiations or comps.

An extreme bargain is going to be priced significantly below the price leaders, everyday low price price leaders. And once again, that can vary by category. You know, a bag of Doritos priced at one of those price leaders, you get a 10% or 20% on that, it's extreme bargain. Whereas over in furniture, the way we source direct or get a closeout from a factory overseas can be up to 50%.

So, you know, I understand the guidelines that you're using, but it's really comes through in the customers eyes is what she sees as a bargain and extreme bargain. And obviously, we want to get as many extreme bargains out there as possible. But the bargain business is good business, too. Because both of them are accretive and drive productivity and the rules we use to measure them to ensure that we can get the right value to the customer and make good profit off of it is key for us.

But that's the best way to look at it. In the past, if you recall, prior to this leadership team, the move from closeout, if you will, to everyday essentials and having a never out stock took a lot of the competition out of the Big Lots assortment. And so we've strived to get that back. Back in 2019, you know, the closeout or extreme bargain, or bargain even, was under 10% penetration

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of the box. And now we're moving that in the right direction. So that's the best way I can explain it for you.

Joe Feldman
No, that's very helpful. Thank you guys very much and good luck with this first quarter.

Bruce Thorn
Thank you, Joe.

Operator
Thank you. If you'd like to ask a question today, please press “*” “1” from your telephone keypad. Our next question comes from the line of Scott Stringer with Wolf Research. Please proceed with your questions.

Scott Stringer
Hey, guys. Thanks for the time. I just had a quick question on if there's any gross margin difference between extreme bargain product sales and the rest of the product sales. I know you've talked about they're more focused on the consumable side. So maybe that's just higher mix there is a potential headwind to margins, but accretive to gross profit dollars. How should we just think about all that? Thanks.

Jonathan Ramsden
Yeah. Hey, Scott. Yeah, overall we expect extreme bargains to be accretive on a gross margin rate basis. That's particularly the case in food and consumables. More generally across categories, we expect that to be the case. You know, we have plans obviously by category for the year, which bake in sales margin, inventory turn assumptions, and then we have a bar that when we're bringing in closeouts, we've got to be improving those metrics, particularly around GMROI, which is a key metric which we're using to evaluate closeouts as they become a bigger part of the mix.

Scott Stringer
That's super helpful. That's all I have for now. Thanks.

Jonathan Ramsden
Thanks, Scott.

Operator
Thank you. That does conclude today's teleconference and webcast. A replay of this call will become available. You can access the replay until March 21 by dialing toll free 877-660-6853 and enter replay confirmation 13744496 followed by the “#” sign. The toll number is 201-612-7415. Replay confirmation number is 13744496 followed by the “#” sign. You may now disconnect and have a great day. We thank you for your participation.

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